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                                                                       Exhibit 1
                                                                    NEWS RELEASE

           AK Steel Says Lower Spot Market Selling Prices to Impact Financial Results

MIDDLETOWN, OH, December 22, 2000 -- AK Steel (NYSE: AKS) said that its fourth quarter revenues and profits are expected to be considerably lower compared to the third quarter due to steep declines in carbon and stainless spot market selling prices. AK Steel also said it expects fourth quarter shipments will reflect higher unit sales in the spot market due to slightly lower shipments to the company's appliance, construction and manufacturing customers.

   The company indicated that its fourth quarter automotive market shipments remain reasonably strong and that overall shipments are expected to approach 1.6 million tons, consistent with the high end of the company's previous estimates.

   AK Steel said that the decline in spot market selling prices and a slightly weaker product mix would result in a reduction of about 7% in its average per-ton selling price in the fourth quarter compared to the third quarter. The company indicated it believes that spot market pricing weakness will continue at least through the first quarter of 2001.

   The company indicated that it has reduced the level of production for some operations to better balance anticipated shipments with inventory levels. The company previously announced that the fourth quarter would be impacted by about $10 million for a planned maintenance outage as well as natural gas cost increases of $10 million to $12 million compared to the third quarter. The company noted that it has secured natural gas pricing through March at rates favorable to current pricing.

   "Despite the tremendous weakening of spot market prices and spiraling natural gas prices, we expect AK Steel will conclude the year 2000 leading the industry in operating profit per ton for the seventh consecutive year," said Richard M. Wardrop, Jr., chairman and chief executive officer of AK Steel. "We remain committed to optimizing production capabilities and product mix as well as reducing costs in light of continuing pricing pressures."

   AK Steel produces flat-rolled carbon, stainless and electrical steel products for automotive, appliance, construction and manufacturing markets, as well as standard pipe and tubular steel products. AK Steel is headquartered in Middletown, Ohio. It employs about 11,000 men and women in plants and offices in Middletown, Coshocton, Mansfield, Warren and Zanesville, Ohio; Ashland, Kentucky; Rockport, Indiana; and Butler, Sharon and Wheatland, Pennsylvania. AK Steel also produces snow and ice control products, and operates a major industrial park on the Houston, Texas ship channel.

   This news release includes "forward-looking statements" within the meaning of
Section 21E of the Securities and Exchange Act of 1934. In particular, all statements herein with respect to anticipated selling prices, shipment volumes, production cost reductions and energy prices are forward-looking statements. Although management believes that the expectations reflected in such forward-looking statements are reasonable, there is no assurance that those expectations will prove to have been correct. Important factors that could cause actual results to differ from management's expectations include further erosion of selling prices as well as increased energy and other costs.